Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FOURTH QUARTER 2016 EARNINGS

Fourth Quarter and Full Year 2016 Highlights

•	Net income of $17.5 million and adjusted EBITDA of $221.7 million

•	Full year net loss of $3.9 million and adjusted EBITDA of $838.5 million

•	Announced full year 2017 adjusted EBITDA forecast of $1 billion

Clayton, MO, January 31, 2017 - Olin Corporation (NYSE: OLN) announced today financial results for the fourth quarter ended December 31, 2016.

The fourth quarter 2016 reported net income was $17.5 million, or $0.10 per diluted share. Fourth quarter 2016 adjusted EBITDA of $221.7 million reflects depreciation and amortization expense of $136.1 million, restructuring charges of $6.7 million, and acquisition-related integration costs of $9.2 million. Adjusted net income from operations was $0.31 per diluted share, which excludes the aforementioned restructuring charges, acquisition-related integration costs and step-up depreciation and amortization expense of $40.3 million. Sales in the fourth quarter 2016 were $1,385.7 million.

John E. Fischer, President and Chief Executive Officer, said, “Our fourth quarter 2016 adjusted EBITDA reflects better than expected results in the Chlor Alkali Products and Vinyls segment, which more than offset weaker than expected results in the Epoxy segment. The favorable results in Chlor Alkali Products and Vinyls were primarily the result of favorable cost performance, while the shortfall in Epoxy results reflects softer demand from coatings customers. Winchester’s fourth quarter 2016 segment earnings exceeded 2015 earnings due to higher sales volumes and lower operating costs. Full year 2016 adjusted EBITDA was $838.5 million.

“In 2017, we expect adjusted EBITDA of approximately $1 billion with upside opportunities and downside risks of approximately 5%. Due to a heavy maintenance turnaround schedule, we expect the first quarter of 2017 to be the lowest adjusted EBITDA quarter of the year. First quarter 2017 planned maintenance turnaround expenses are forecast to be approximately $10 million higher than the first quarter of 2016 and approximately $15 million higher than the fourth quarter of 2016.

“We enter 2017 with favorable caustic soda and ethylene dichloride pricing trends. Caustic soda price indices have increased for nine consecutive months and we are optimistic that some portion of the $40 per ton price increase announced for January 1 will be realized. We are forecasting that first quarter 2017 ethylene dichloride pricing should be approximately 25% higher than full year 2016 levels. In spite of the weaker than expected fourth quarter 2016 Epoxy results and increased raw materials costs associated with benzene and propylene pricing, we expect 2017 Epoxy results to improve compared to 2016. We are cautious about the Winchester business, which may experience a year-over-year decline in segment earnings as a result of lower ammunition demand, driven by customer efforts to reduce inventory, and higher commodity and material costs.”

The full year 2017 adjusted EBITDA forecast reflects the following:

•	Higher domestic and export caustic soda pricing compared to 2016;

•	Lower ethylene costs associated with the acquisition of additional cost-based ethylene from Dow at mid-year;

•	Improved ethylene dichloride pricing;

•	Increased bleach sales resulting from the new bleach facility in Freeport, Texas;

•	Incremental cost synergy realizations of approximately $50 million to $75 million;

•	Higher electricity costs, primarily driven by higher natural gas costs;

•	Higher planned maintenance turnaround costs;

•	Higher corporate costs reflecting lower pension income and higher legacy environmental costs compared to 2016;

•	Pre-tax acquisition related integration and restructuring costs of approximately $50 million;

•	Capital spending in the $300 million to $350 million range, excluding the investment associated with acquiring additional ethylene; and

•	Depreciation and amortization costs comparable with 2016.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

Beginning in the fourth quarter of 2015, Olin modified its reportable segments to incorporate the acquisition of Dow’s chlorine products businesses (the Acquired Business). Olin reports in three operating segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. The new reporting structure has been retrospectively applied to the financial results for all periods presented. The former Olin Chlor Alkali Products and Olin Chemical Distribution segments have been included in the new Chlor Alkali Products and Vinyls segment.

During 2016, Olin is providing sequential segment comparisons. Year-over-year segment comparisons for Chlor Alkali Products and Vinyls and Epoxy are not meaningful because Olin did not own the Acquired Business until October of 2015.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2016 were $782.6 million compared to $779.4 million in the third quarter 2016. Fourth quarter 2016 segment earnings of $72.4 million improved compared to $53.7 million in the third quarter 2016 primarily due to higher caustic soda pricing and lower operating costs, partially offset by higher electricity costs predominately driven by higher natural gas costs. Chlor Alkali Products and Vinyls fourth quarter 2016 results included depreciation and amortization expense of $106.5 million compared to $106.3 million in third quarter 2016.

EPOXY

Epoxy sales for the fourth quarter 2016 were $441.7 million compared to $470.1 million in the third quarter 2016. The decrease in Epoxy sales is primarily due to lower volumes and a less favorable product mix. Fourth quarter 2016 segment loss was $3.1 million compared to segment earnings of $10.3 million in the third quarter 2016. The Epoxy segment earnings decline was primarily due to lower volumes and increased operating costs. Epoxy fourth quarter 2016 results included depreciation and amortization expense of $22.7 million compared to $22.6 million in third quarter 2016.

WINCHESTER

Winchester sales for the fourth quarter 2016 were $161.4 million compared to $203.2 million in the third quarter 2016. Fourth quarter 2016 segment earnings were $25.0 million compared to $36.0 million in the third quarter 2016. The decrease in sales and segment earnings primarily reflects lower shipments to commercial customers reflecting a normal seasonal pattern. Winchester fourth and third quarter 2016 results both included depreciation and amortization expense of $4.7 million.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2016 Corporate and Other segment was $13.4 million compared to $15.4 million in the third quarter of 2016.

Fourth quarter 2016 charges to income for environmental investigatory and remedial activities were $3.7 million compared to $0.4 million in the third quarter 2016. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the fourth quarter 2016 decreased $9.7 million compared to the third quarter 2016, primarily due to lower legal and litigation costs and decreased asset retirement costs at past manufacturing locations.

CASH / DEBT

The cash balance at December 31, 2016 was $184.5 million. In 2016, we repaid approximately $205 million of maturing debt using available cash. Also during 2016, we repaid $210 million of term loan debt using funding from a new accounts receivable securitization program. During 2017, Olin has maturing debt of $79.7 million.

DIVIDEND

On January 27, 2017, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2017 to shareholders of record at the close of business on February 10, 2017. This will be the 361st consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss fourth quarter 2016 earnings at 10:00 A.M. ET on Wednesday, February 1, 2017. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the recent acquisition of the Acquired Business from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities;

•	the integration of the Acquired Business being more difficult, time-consuming or costly than expected;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	failure to control costs or to achieve targeted cost reductions;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	future funding obligations to our qualified defined benefit pension plan attributable to assumed pension liabilities;

•	fluctuations in foreign currency exchange rates;

•	failure to attract, retain and motivate key employees;

•	our ability to provide the same types and levels of benefits, services and resources to the Acquired Business that historically have been provided by TDCC at the same cost;

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance;

•	the effect of any changes resulting from the transaction with TDCC in customer, supplier and other business relationships; and

•	the effects of restrictions imposed on our business following the transaction with TDCC in order to avoid significant tax-related liabilities.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2017-03

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended		Year Ended
(In millions, except per share amounts)	December 31, 2016	September 30, 2016	December 31, 2016
Sales	$1,385.7	$1,452.7	$5,550.6
Operating Expenses:
Cost of Goods Sold	1,227.0	1,284.4	4,923.7
Selling and Administration	73.8	82.0	323.2
Restructuring Charges(b)	6.7	5.2	112.9
Acquisition-related Costs(c)	9.2	13.1	48.8
Other Operating Income (Expense)(d)	0.1	(0.2)	10.6
Operating Income	69.1	67.8	152.6
Earnings of Non-consolidated Affiliates	0.6	0.5	1.7
Interest Expense	48.3	47.5	191.9
Interest Income	2.1	0.5	3.4
Income (Loss) before Taxes	23.5	21.3	(34.2)
Income Tax Provision (Benefit)	6.0	3.8	(30.3)
Net Income (Loss)	$17.5	$17.5	$(3.9)
Net Income (Loss) Per Common Share:
Basic	$0.11	$0.11	$(0.02)
Diluted	$0.10	$0.11	$(0.02)
Dividends Per Common Share	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Basic	165.3	165.2	165.2
Average Common Shares Outstanding - Diluted	166.7	166.5	165.2

(a)	Unaudited.

(b)
Restructuring charges were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the year ended December 31, 2016.

(c)	Acquisition-related costs were associated with our acquisition of the Acquired Business.

(d)
Other operating income (expense) for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

Olin Corporation
Segment Information(a)

	Three Months Ended		Year Ended
(In millions)	December 31, 2016	September 30, 2016	December 31, 2016
Sales:
Chlor Alkali Products and Vinyls	$782.6	$779.4	$2,999.3
Epoxy	441.7	470.1	1,822.0
Winchester	161.4	203.2	729.3
Total Sales	$1,385.7	$1,452.7	$5,550.6
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$72.4	$53.7	$224.9
Epoxy	(3.1)	10.3	15.4
Winchester	25.0	36.0	120.9
Corporate/Other:
Pension Income(b)	13.4	15.4	53.6
Environmental Expense	(3.7)	(0.4)	(9.2)
Other Corporate and Unallocated Costs	(18.5)	(28.2)	(100.2)
Restructuring Charges(c)	(6.7)	(5.2)	(112.9)
Acquisition-related Costs(d)	(9.2)	(13.1)	(48.8)
Other Operating Income (Expense)(e)	0.1	(0.2)	10.6
Interest Expense	(48.3)	(47.5)	(191.9)
Interest Income	2.1	0.5	3.4
Income (Loss) before Taxes	$23.5	$21.3	$(34.2)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Restructuring charges were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the year ended December 31, 2016.

(d)	Acquisition-related costs were associated with our acquisition of the Acquired Business.

(e)
Other operating income (expense) for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,	December 31,
(In millions, except per share data)	2016	2015
Assets:
Cash & Cash Equivalents	$184.5	$392.0
Accounts Receivable, Net	675.0	783.4
Income Taxes Receivable	25.5	32.9
Inventories	630.4	685.2
Other Current Assets	30.8	39.9
Total Current Assets	1,546.2	1,933.4
Property, Plant and Equipment (Less Accumulated Depreciation of $1,891.6 and $1,499.4)	3,704.9	3,953.4
Deferred Income Taxes	119.5	95.9
Other Assets	644.4	454.6
Intangibles, Net	629.6	677.5
Goodwill	2,118.0	2,174.1
Total Assets	$8,762.6	$9,288.9
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$80.3	$205.0
Accounts Payable	570.8	608.2
Income Taxes Payable	7.5	4.9
Accrued Liabilities	263.8	328.1
Total Current Liabilities	922.4	1,146.2
Long-term Debt	3,537.3	3,643.8
Accrued Pension Liability	640.4	648.9
Deferred Income Taxes	1,031.7	1,095.2
Other Liabilities	359.3	336.0
Total Liabilities	6,491.1	6,870.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 165.4 Shares (165.1 in 2015)	165.4	165.1
Additional Paid-in Capital	2,243.8	2,236.4
Accumulated Other Comprehensive Loss	(511.5)	(492.5)
Retained Earnings	373.8	509.8
Total Shareholders' Equity	2,271.5	2,418.8
Total Liabilities and Shareholders' Equity	$8,762.6	$9,288.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

(In millions)	Year Ended December 31, 2016
Operating Activities:
Net Loss	$(3.9)
Earnings of Non-consolidated Affiliates	(1.7)
Losses on Disposition of Property, Plant and Equipment	0.7
Stock-Based Compensation	7.5
Depreciation and Amortization	533.5
Deferred Income Taxes	(32.7)
Write-off of Equipment and Facility Included in Restructuring Charges	76.6
Qualified Pension Plan Contributions	(7.3)
Qualified Pension Plan Income	(37.5)
Changes in:
Receivables	38.5
Income Taxes Receivable/Payable	10.7
Inventories	23.9
Other Current Assets	20.9
Accounts Payable and Accrued Liabilities	(13.1)
Other Assets	(4.3)
Other Noncurrent Liabilities	(12.1)
Other Operating Activities	3.5
Net Operating Activities	603.2
Investing Activities:
Capital Expenditures	(278.0)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(69.5)
Payments under Long-term Supply Contract	(175.7)
Proceeds from Sale/Leaseback of Equipment	40.4
Proceeds from Disposition of Property, Plant and Equipment	0.5
Proceeds from Disposition of Affiliated Companies	8.8
Net Investing Activities	(473.5)
Financing Activities:
Long-term Debt:
Borrowings	230.0
Repayments	(435.3)
Stock Options Exercised	0.5
Excess Tax Benefit form Stock-Based Compensation	0.4
Dividends Paid	(132.1)
Debt Issuance Costs	(1.0)
Net Financing Activities	(337.5)
Net Decrease in Cash and Cash Equivalents	(207.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.3
Cash and Cash Equivalents, Beginning of Year	392.0
Cash and Cash Equivalents, End of Year	$184.5

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended		Year Ended
(In millions)	December 31, 2016	September 30, 2016	December 31, 2016
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$17.5	$17.5	$(3.9)
Add Back:
Interest Expense	48.3	47.5	191.9
Interest Income	(2.1)	(0.5)	(3.4)
Income Tax Provision (Benefit)	6.0	3.8	(30.3)
Depreciation and Amortization	136.1	135.3	533.5
EBITDA	205.8	203.6	687.8
Add Back:
Restructuring Charges(b)	6.7	5.2	112.9
Acquisition-related Costs(c)	9.2	13.1	48.8
Certain Non-recurring Items(d)	—	—	(11.0)
Adjusted EBITDA	$221.7	$221.9	$838.5

(a)	Unaudited.

(b)
Restructuring charges were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the year ended December 31, 2016.

(c)	Acquisition-related costs were associated with our acquisition of the Acquired Business.

(d)
Certain non-recurring items for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of adjusted net income (loss) from operations per share is net income (loss) per share plus a per dilutive share add-back for step-up depreciation and amortization recorded in conjunction with the Acquired Business, restructuring charges, acquisition-related costs, certain other non-recurring items and the tax impact of the aforementioned adjustments. Adjusted net income (loss) from operations per share is a non-GAAP financial measure excluding certain items that we do not consider part of ongoing operations. Management believes that this supplemental financial measure is meaningful to investors as a financial performance metric which is useful to investors for comparative purposes. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and adjusted net income (loss) from operations per share presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Year Ended
	December 31 2016	September 30 2016	December 31 2016
Reconciliation of Net Income (Loss) Per Share to Adjusted Net Income from Operations Per Share:
Net Income (Loss) Per Share	$0.10	$0.11	$(0.02)
Add Back:
Restructuring Charges(b)	0.04	0.03	0.68
Acquisition-related Costs(c)	0.06	0.08	0.30
Certain Non-recurring Items(d)	—	—	(0.07)
Step-Up Depreciation and Amortization(e)	0.24	0.24	0.98
Income Tax Impact(f)	(0.13)	(0.13)	(0.71)
Adjusted Net Income from Operations Per Share	$0.31	$0.33	$1.16

(a)	Unaudited.

(b)
Restructuring charges were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the year ended December 31, 2016.

(c)	Acquisition-related costs were associated with our acquisition of the Acquired Business.

(d)
Certain non-recurring items for the year ended December 31, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

(e)
Step-up depreciation and amortization of $40.3 million for both the three months ended December 31, 2016 and September 30, 2016 and $161.4 million for the year ended December 31, 2016 was associated with the increase to fair value of property, plant and equipment, acquired intangible assets and long-term supply contracts at the acquisition date related to the purchase accounting of the Acquired Business.

(f)	The effective tax rate on the pretax adjustments from net income (loss) per share to adjusted net income from operations per share is approximately 37%.